For Immediate Release

Sun National Bank Announces Hiring of Patricia Schaubeck as Executive Vice President and General Counsel

Contact:        Mike Dinneen
                      SVP, Director of Marketing
                      856-552-5013
                      mdinneen@sunnb.com

MOUNT LAUREL, N.J. – September 16, 2014 – Sun Bancorp, Inc. (NASDAQ: SNBC) (the “Company”) and its primary subsidiary, Sun National Bank (the “Bank”), announced the appointment of Patricia Schaubeck as Executive Vice President and General Counsel.

In her role, Schaubeck will advise the Bank’s Management and the Board of Directors on legal, strategic, regulatory and governance issues. Schaubeck has an extensive background advising financial institutions on complex legal and regulatory matters.  Most recently, she served as Executive Vice President, General Counsel and Corporate Secretary of Suffolk Bancorp, Inc. in Riverhead, N.Y., and its subsidiary Suffolk County National Bank.  Prior to her tenure at Suffolk, Schaubeck served as General Counsel of State Bancorp, Inc. and its subsidiary State Bank of Long Island.

Schaubeck has practiced at several prominent law firms, representing financial institutions and real estate clients in a variety of corporate, regulatory, banking and securities issues.  She began her professional career as an examiner for the Office of the Comptroller of the Currency in their Philadelphia offices.

“Pat’s expertise in banking, real estate and securities law will help us drive our plan of building a platform of sustained regulatory excellence and operating performance,” said President & CEO Thomas M. O’Brien.  “With a key objective of terminating the Bank’s formal agreement with Office of the Comptroller of the Currency, Sun will benefit significantly from her strong track record of advising management, boards of directors and other stakeholders on key regulatory and strategic business matters.”

Schaubeck received both her JD and MBA from St. John’s University in Jamaica, N.Y.

About Sun Bancorp

Sun Bancorp, Inc. (NASDAQ: SNBC) is a $2.9 billion asset bank holding company headquartered in Mount Laurel, New Jersey.  Its primary subsidiary is Sun National Bank, a full service commercial bank serving customers throughout New Jersey. Sun National Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnationalbank.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements may include, but are not limited to, statements about the Company’s plans, regulatory remediation, operating performance, objectives, expectations and intentions. Actual results may differ materially from the results discussed in the forward-looking statements because such statements involve certain risks and uncertainties.  Additional information on these risks can be found in the Company’s filings with the Securities and Exchange Commission.

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